Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick Vice President, Investor Relations (908) 277-8413

Media Relations:	Scott T. Lowry Vice President and Treasurer (908) 277-8365

BARD ANNOUNCES THIRD QUARTER RESULTS

DILUTED EPS OF $1.31

MURRAY HILL, NJ — (October 21, 2009) — C. R. Bard, Inc. (NYSE: BCR) today reported 2009 third quarter financial results. Third quarter 2009 net sales were $637.0 million, an increase of 3 percent over the prior-year period. Excluding the impact of foreign exchange, third quarter 2009 net sales increased 6 percent over the prior-year period.

For the third quarter 2009, net sales in the U.S. were $442.6 million and net sales outside the U.S. were $194.4 million, an increase of 6 percent and a decrease of 1 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, third quarter 2009 net sales outside the U.S. increased 7 percent over the prior-year period.

For the third quarter 2009, net income attributable to common shareholders was $129.5 million and diluted earnings per share available to common shareholders were $1.31, an increase of 16 percent and 21 percent, respectively, as compared to third quarter 2008 results. Adjusting for items that affect comparability between periods as detailed in the tables below, third quarter 2009 net income attributable to common shareholders and diluted earnings per share available to common shareholders increased 15 percent and 20 percent, respectively, as compared to third quarter 2008 results.

Timothy M. Ring, chairman and chief executive officer, commented, “Bard delivered another quarter of strong EPS performance while funding a record level of organic investment in R&D. We remain focused on the future through the development and acquisition of products that are differentiated by their clinical and economic benefits. We believe that superior technology is key to improving the lives of patients and sustaining a product leadership position in the market.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our June 30, 2009 Form 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Income

(dollars and shares in thousands except per share amounts, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$637,000	$616,800	$1,858,000	$1,817,900
Costs and expenses
Cost of goods sold	240,900	238,600	703,800	706,700
Marketing, selling and administrative expense	164,300	180,600	498,500	530,300
Research and development expense	43,000	35,100	121,100	159,100
Interest expense	3,000	3,100	9,000	9,100
Other (income) expense, net	600	(1,900)	17,500	26,700

Total costs and expenses	451,800	455,500	1,349,900	1,431,900

Income from operations before income taxes	185,200	161,300	508,100	386,000

Income tax provision	55,200	49,200	152,500	117,000

Net income	130,000	112,100	355,600	269,000

Net income attributable to noncontrolling interest	500	900	1,400	1,900

Net income attributable to common shareholders	$129,500	$111,200	$354,200	$267,100

Basic earnings per share available to common shareholders (1)	$1.32	$1.10	$3.57	$2.64

Diluted earnings per share available to common shareholders (1)	$1.31	$1.08	$3.52	$2.59

Wt. avg. common shares outstanding - basic	97,000	99,300	98,200	99,600

Wt. avg. common and common equivalent shares outstanding - diluted	98,100	101,300	99,500	101,700

(1)	Reflects the retrospective adoption of the FASB Staff Position (the “FSP”), determining whether awards granted in share-based payment transactions are participating securities. See Notes to Earnings per Share included within this press release for additional information.

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,

	2009	2008	Change	Constant Currency	2009	2008	Change	Constant Currency

Vascular	$173,600	$160,600	8%	13%	$500,100	$474,600	5%	12%
Urology	177,500	174,500	2%	4%	515,000	519,600	-1%	2%
Oncology	171,600	169,300	1%	3%	499,800	483,000	3%	6%
Surgical Specialties	93,100	90,800	3%	5%	279,100	272,700	2%	6%
Other	21,200	21,600	-2%	-	64,000	68,000	-6%	-2%

Net sales	$637,000	$616,800	3%		$1,858,000	$1,817,900	2%

Foreign exchange impact		(15,700)				(67,300)

Constant Currency	$637,000	$601,100		6%	$1,858,000	$1,750,600		6%

Reconciliation of Earnings

(dollars in millions except per share amounts, unaudited)

	Quarter Ended September 30, 2009
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income Attributable to Common Shareholders	Diluted Earnings per Share Available to Common Shareholders (1)

GAAP Basis	$240.9	$164.3	$43.0	$0.6	$55.2	$129.5	$1.31

Adjusted Basis	$240.9	$164.3	$43.0	$0.6	$55.2	$129.5	$1.31

	Quarter Ended September 30, 2008
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income Attributable to Common Shareholders	Diluted Earnings per Share Available to Common Shareholders (1)

GAAP Basis	$238.6	$180.6	$35.1	$(1.9)	$49.2	$111.2	$1.08
Items that affect comparability of results between periods:
Reorganization costs	-	-	-	(1.3)	0.5	0.8
Gain on asset sale	-	-	-	0.7	(0.1)	(0.6)
Tax adjustment	-	-	-	-	(1.0)	1.0

Total	-	-	-	(0.6)	(0.6)	1.2	0.01

Adjusted Basis	$238.6	$180.6	$35.1	$(2.5)	$48.6	$112.4	$1.09

	Nine Months Ended September 30, 2009
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income Attributable to Common Shareholders	Diluted Earnings per Share Available to Common Shareholders (1)

GAAP Basis	$703.8	$498.5	$121.1	$17.5	$152.5	$354.2	$3.52
Items that affect comparability of results between periods:
Asset disposition	(1.2)	-	-	(4.5)	0.5	5.2
Acquisition related adjustments	(0.1)	(0.8)	(2.3)	-	0.1	3.1
Restructuring charge	-	-	-	(15.4)	5.2	10.2

Total	(1.3)	(0.8)	(2.3)	(19.9)	5.8	18.5	0.18

Adjusted Basis	$702.5	$497.7	$118.8	$(2.4)	$158.3	$372.7	$3.70

	Nine Months Ended September 30, 2008
	Cost of Goods Sold	Marketing, Selling and Administrative Expense	Research & Development Expense	Other (Income) Expense, Net	Income Taxes	Net Income Attributable to Common Shareholders	Diluted Earnings per Share Available to Common Shareholders (1)

GAAP Basis	$706.7	$530.3	$159.1	$26.7	$117.0	$267.1	$2.59
Items that affect comparability of results between periods:
Asset disposition	(3.7)	-	-	(36.8)	5.6	34.9
Acquisition related adjustments	-	-	(49.3)	-	18.2	31.1
Reorganization costs	-	-	-	(1.3)	0.5	0.8
Gain on asset sale	-	-	-	0.7	(0.1)	(0.6)
Tax adjustment	-	-	-	-	(1.0)	1.0

Total	(3.7)	-	(49.3)	(37.4)	23.2	67.2	0.65

Adjusted Basis	$703.0	$530.3	$109.8	$(10.7)	$140.2	$334.3	$3.24

(1)	Reflects the retrospective adoption of the FSP. See Notes to Earnings per Share included within this press release for additional information.

Notes to Reconciliation of Earnings

•

For the third quarter 2008, the following items affected the comparability of results between periods: (i) a charge of $1.3 million pre-tax for reorganization costs; (ii) a gain of $0.7 million pre-tax associated with the sale of an asset; and (iii) an increase of $1.0 million in the income tax provision due to a tax-related interest adjustment. The net effect of these items decreased net income attributable to common shareholders by $1.2 million, or $0.01 diluted earnings per share available to common shareholders.

•

For the nine months ended September 30, 2009, the following items affected the comparability of results between periods: (i) a charge of $5.7 million pre-tax for an asset disposition; (ii) charges of $3.2 million pre-tax for acquisition related adjustments including purchased research and development and other transaction costs consisting primarily of legal and valuation costs directly related to acquisition activities; and (iii) a charge of $15.4 million pre-tax for restructuring. The net effect of these items decreased net income attributable to common shareholders by $18.5 million, or $0.18 diluted earnings per share available to common shareholders.

•

For the nine months ended September 30, 2008, the following items affected the comparability of results between periods: (i) a charge of $40.5 million pre-tax for an asset disposition; (ii) a charge of $49.3 million pre-tax for acquisition related adjustments consisting of purchased research and development; (iii) a charge of $1.3 million pre-tax for reorganization costs; (iv) a gain of $0.7 million pre-tax associated with the sale of an asset; and (v) an increase of $1.0 million in the income tax provision due to a tax-related interest adjustment. The net effect of these items decreased net income attributable to common shareholders by $67.2 million, or $0.65 diluted earnings per share available to common shareholders.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP financial measures are reconciled to their most directly comparable GAAP measures in the above tables.

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) cost of goods sold excluding charges for asset dispositions and acquisition related adjustments; (2) marketing, selling and administrative expenses excluding acquisition related adjustments; (3) research & development expense excluding acquisition related adjustments; (4) other (income) expense, net, excluding charges for asset dispositions, restructuring charge, reorganization costs and a gain on an asset sale; (5) income tax provision excluding an increase related to a tax-related interest adjustment and the tax effect of the items set forth in (1) through (4) above; (6) net income attributable to common shareholders excluding the items set forth in (1) through (5) above; and (7) diluted earnings per share available to common shareholders excluding the items set forth in (1) through (5) above.

The company excluded the items described above because they may cause certain statements of income categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP financial measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP financial information. Management compensates for these limitations by providing full disclosure of each non-GAAP financial measure and a reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.

Notes to Earnings per Share

(dollars and shares in thousands, except per share amounts, unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Earnings per Share Numerator (1): GAAP Basis - basic and diluted
Net income attributable to common shareholders	$129,500	$111,200	$354,200	$267,100
Less: Income allocated to participating securities	1,300	1,600	3,900	3,700

Net income available to common shareholders	$128,200	$109,600	$350,300	$263,400

Earnings per Share Numerator (1): Adjusted Basis - diluted
Net income attributable to common shareholders	$129,500	$112,400	$372,700	$334,300
Less: Income allocated to participating securities	1,300	1,600	4,100	4,600

Net income available to common shareholders	$128,200	$110,800	$368,600	$329,700

Earnings per Share Denominator:
Wt. avg. common shares outstanding - basic	97,000	99,300	98,200	99,600

Wt. avg. common and common equivalent shares outstanding - diluted	98,100	101,300	99,500	101,700

Earnings per Share: GAAP Basis
Basic earnings per share available to common shareholders	$1.32	$1.10	$3.57	$2.64

Diluted earnings per share available to common shareholders	$1.31	$1.08	$3.52	$2.59

Earnings per Share: Adjusted Basis
Diluted earnings per share available to common shareholders	$1.31	$1.09	$3.70	$3.24

(1)	Basic and diluted earnings per share available to common shareholders is calculated using a numerator, which represents the total of net income attributable to common shareholders less income allocated to participating securities under the FSP.